UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2015

Viavi Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 404-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 18, 2015, the Compensation Committee (the “Committee”) of Viavi Solutions Inc. (the “Company”) established the Company’s 2015 Market Stock Unit Grant Policy (the “2016 MSU Policy”) providing that all awards of market-based stock units (“MSUs”), including, subject to participant approval, outstanding MSUs previously granted, with vesting tied to total stockholder return compared to the NASDAQ Telecomm Index over performance periods ending on each of September 15, 2016, September 15, 2017 and September 15, 2018 (the “MSU Performance Period”), with one-third of a participant’s award being earnable in each year of the MSU Performance Period. Under the 2016 MSU Policy, the number of shares earned for each year of the MSU Performance Period is based on the Company’s relative ranking versus the NASDAQ Telecom Index. Viavi’s relative ranking will be evaluated based on comparing a base price for the Company’s common stock against the companies that make up the Nasdaq Telecom Index (determined as the weighted average stock price for each year for each company in the Index during the MSU Performance Period). The maximum number of shares that can be earned is 150% of target with a minimum of 0% of target as follows:

Performance Threshold/Target	Shares Earned
0-25th Percentile	0% of Target Shares
25th-55th Percentile	0%-100% of Target Shares
55th-100th Percentile	100%-150% of Target Shares

The actual percentage of shares earned will be determined by the Committee at the end of each year of the MSU Performance Period and will be interpolated on a linear basis for performance between threshold and target for each level of achievement.

The foregoing is a summary description of the material terms of the 2016 MSU Policy, and is qualified in its entirety by the text of the summary of the 2016 MSU Policy, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Viavi Solutions Inc. 2016 MSU Policy Summary

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viavi Solutions Inc.

By: /s/ Kevin Siebert
Kevin Siebert
Vice President, General Counsel and Secretary

August 24, 2015